Exhibit 99.1

VERIDIUM TO ACQUIRE NORTH COUNTRY ENVIRONMENTAL SERVICES, INC.

Paterson, New Jersey, April 4, 2005 - Veridium Corporation  ("Veridium") (OTCBB:
VRDM), an environmental management company providing a variety of services that specializes in the recycling and reuse of industrial wastes, today announced its execution of an agreement to acquire the assets of North Country Environmental Services, Inc. ("North Country").

North County is a New England based environmental services company that provides public and private sector clients with a diverse array of environmental remediation, consulting and training services. North Country has developed a strong regional following on the basis of its specialization in field services.

"This transaction marks the first of what we intend to be a series of targeted acquisitions of companies that specialize in field services," said James Green, Veridium's president and chief executive officer. "We have a long standing, positive working relationship with North Country and we are excited about expanding our current operations into a broader geographic reach."

Paul Connors, President of North Country, said: "We are excited to have the opportunity to help drive Veridium's growth and development. We believe that our services in the area of consulting and training will be greatly expanded through access to Veridium's industrial clients."

Under the terms of the acquisition agreement, Veridium will acquire substantially all of North Country's assets in return for the assumption by Veridium of liabilities totalling $533,000. This acquisition is expected to close during the second quarter of 2005 and is expected to add about $2 million in gross sales to Veridium.

About Veridium Corporation
Veridium is an environmental management company providing a variety of services to a broad client base in both the private and public sectors with a specialization in the recycling and reuse of chemical hazardous wastes. Our services include collection and transportation of industrial wastes, site remediation, and recycling of metal-bearing and chemical wastes. Our focus is to provide our clients with value-added, environmentally conscious and cost-effective hazardous waste management services based on our efficient managing of wastes and use of green technologies. Additional information on Veridium and its business model is available online at www.veridium.com.

Safe Harbor Statement
The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or Veridium's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with Veridium's business can be found in Veridium's Annual Report on Form 10-KSB for the year ended December 31, 2004, and other periodic filings with the SEC. Veridium trades on the over-the-counter bulletin board maintained by the NASD under the symbol VRDM.